                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

                 Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE
  14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            Isolyser Company, Inc.
--------------------------------------------------------------------------------
             (Name of Registrant as Specified In Its Certificate)

                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):


[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1)Title of each class of securities to which transaction applies:

      -------------------------------------------------------------------------
    (2)Aggregate number of securities to which transaction applies:

      -------------------------------------------------------------------------
    (3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      -------------------------------------------------------------------------
    (4)Proposed maximum aggregate value of transaction:

      -------------------------------------------------------------------------
    (5)Total fee paid:

      -------------------------------------------------------------------------
[_]  Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)Amount Previously Paid:

      -------------------------------------------------------------------------
    (2)Form, Schedule or Registration Statement No.:

      -------------------------------------------------------------------------
    (3)Filing Party:

      -------------------------------------------------------------------------
    (4)Date Filed:

      -------------------------------------------------------------------------

Notes:

Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                            ISOLYSER COMPANY, INC.
                               512 Lehmberg Road
                          Columbus, Mississippi 39702

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held May 23, 2002

To the Shareholders:

   The Annual Meeting of Shareholders of Isolyser Company, Inc. (the "Company") will be held at the Atlanta Marriott, Gwinnett Place, 1775 Pleasant Hill Road, Duluth, Georgia, on Thursday May 23, 2002 at 10:00 a.m. for the following purposes, all as set forth in the attached Proxy Statement:

      1. To elect six directors to serve for one-year terms expiring at the annual meeting in 2003 and until their successors are elected and qualified. The Board of Directors' nominees are named in the attached Proxy Statement.

      2. To consider and act upon a proposed amendment to the Company's 1999 Long-Term Incentive Plan.

      3. To transact such other business as may properly come before the meeting, or any adjournment thereof.

   Only shareholders of record on the books of the Company at the close of business on April 12, 2002, are entitled to receive notice of and to vote at the meeting.

   Shareholders are cordially invited to attend the meeting in person. However, whether or not you expect to attend, we urge you to read the accompanying Proxy Statement and then complete, sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope. It is important that your shares be represented at the meeting, and your promptness will assist us to prepare for the meeting and to avoid the cost of a follow-up mailing. If you receive more than one proxy card because you own shares registered in different names or at different addresses, each proxy card should be completed and returned.

                                          Sincerely,

                                          /s/ Dan R. Lee
                                          Dan R. Lee
                                          President and Chief Executive Officer

Norcross, Georgia
April 23, 2002

                            ISOLYSER COMPANY, INC.
                               512 Lehmberg Road
                          Columbus, Mississippi 39702

                               -----------------

                                PROXY STATEMENT
                                      for
            Annual Meeting of Shareholders To Be Held May 23, 2002

                               -----------------

                              GENERAL INFORMATION

   This Proxy Statement is furnished to shareholders of Isolyser Company, Inc., a Georgia corporation ("Isolyser" or the "Company"), in connection with the solicitation by the Board of Directors of Isolyser (the "Board of Directors" or "Board") of proxies for use at the Annual Meeting of Shareholders (the "Meeting") scheduled to be held on Thursday, May 23, 2002, at 10:00 a.m., Atlanta time, at the Atlanta Marriott, Gwinnett Place, 1775 Pleasant Hill Road, Duluth, Georgia, and at any and all adjournments or postponements thereof. This Proxy Statement and the accompanying form of proxy were first mailed to shareholders on or about April 23, 2002.

   At the Meeting, shareholders of Isolyser will vote upon: (1) the election of six directors; (2) an amendment to the Company's 1999 Long-Term Incentive Plan; and (3) such other business as may properly come before the Meeting and any and all adjournments thereof.

Voting Rights and Votes Required

   The close of business on April 12, 2002, has been fixed as the record date for the determination of shareholders entitled to receive notice of and to vote at the Meeting. As of the close of business on such date, Isolyser had outstanding and entitled to vote 42,181,569 shares of Common Stock, $.001 par value per share ("Common Stock").

   A majority of the outstanding shares of Common Stock on the record date must be represented in person or by proxy at the Meeting in order to constitute a quorum for the transaction of business. The record holder of each share of Common Stock entitled to vote at the Meeting will have one vote for each share so held. Abstentions will be treated as Common Stock present and entitled to vote for purposes of determining the presence of a quorum.

   Directors are elected by a plurality of the votes cast. Shareholders may not cumulate their votes. The six candidates receiving the highest number of votes will be elected. In tabulating the votes, abstentions and broker non-votes will be disregarded and have no effect on the outcome of the vote for the election of directors.

   The affirmative vote of the holders of the majority of the shares of common stock represented at the meeting in person or by proxy and entitled to vote will be required to approve the amendment to the Company's 1999 Long-Term Incentive Plan. In determining whether the amendment has received the requisite number of affirmative votes, broker non-votes will be disregarded and will have no effect on the outcome of the vote, and abstentions will be included in the vote totals and will have the same effect as a negative vote.

Voting of Proxies

   Shares represented by all properly executed proxies will be voted at the Meeting in accordance with the instructions specified thereon. If no instructions are specified, the shares represented by any properly executed proxy will be voted FOR the election of the nominees listed below under "Election of Directors" and FOR the amendment to the 1999 Long-Term Incentive Plan.

   The Board of Directors is not aware of any matter that will come before the Meeting other than as described above. However, if any such other matter is duly presented, in the absence of instructions to the contrary, such proxies will be voted in accordance with the judgment of the proxy holders with respect to such matter properly coming before the Meeting. There are no rights of appraisal or similar dissenter's rights with respect to any matter to be acted upon pursuant to this Proxy Statement.

Revocation of Proxies

   Any proxy given pursuant to this solicitation may be revoked by a shareholder at any time before it is exercised. Any proxy may be revoked by a writing, by a valid proxy bearing a later date delivered to Isolyser or by attending the Meeting and voting in person.

Solicitation of Proxies

   The expenses of this solicitation will be paid by Isolyser. To the extent necessary to ensure sufficient representation at the Meeting, proxies may be solicited by any appropriate means by officers, directors and regular employees of Isolyser, who will receive no additional compensation therefor. Isolyser will pay persons holding shares in their names or in the names of their nominees, but not owning such stock beneficially (such as brokerage houses, banks and other fiduciaries), for the expense of forwarding soliciting material to their principals.

                       DIRECTORS AND EXECUTIVE OFFICERS

   Proxies will be voted for the election of the following six nominees as directors to serve until the 2003 Annual Meeting of Shareholders or until their successors are elected and qualified. The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares cast in the election of directors. The Board of Directors has no reason to believe that any of the nominees will be unavailable for service if elected, but if any are unavailable, proxies will be voted for such substitute as the Board may designate.

                          Name          Age Director Since
                          ----          --- --------------
                      Gene R. McGrevin. 59       1997
                      Dan R. Lee....... 54       1996
                      Rosdon Hendrix... 62       1994
                      Kenneth F. Davis. 51       1996
                      John E. McKinley. 58       1998
                      Ronald L. Smorada 55       1999

   Gene R. McGrevin was elected Chairman of the Board of Directors and acting President of the Company in April 1997 and currently serves as Chairman of Isolyser. Mr. McGrevin served as chairman of P.E.T.Net Pharmaceutical Services, LLC, a manufacturer and distributor of radiopharmaceuticals, from May 1997 until January 2001 and is currently a consultant for P.E.T.Net. Mr. McGrevin previously served as Vice Chairman and Chief Executive Officer of Syncor International Corp., a public company in the nuclear medicine industry, with which Mr. McGrevin was associated since 1989. Prior to managing Syncor, Mr. McGrevin served in executive positions with various health care businesses including President of the Health Care Products Group of Kimberly-Clark Corporation, founder and President of a consulting firm specializing in the health care industry and an executive officer of VHA Enterprises, Inc.

   Dan R. Lee was elected to serve as President and Chief Executive Officer of the Company in December 2000, in addition to continuing his role as the President of Microtek Medical, Inc. ("Microtek"), a subsidiary of Isolyser. He became an executive officer of the Company following the conclusion of Isolyser's acquisition of Microtek effective September 1, 1996, and became a Director of the Company in December 1996. Prior to accepting these positions with the Company, Mr. Lee had served as the Vice President and Chief Operating and Financial Officer of Microtek since 1987. Previous to that time, he was engaged in the public accounting practice, including more than five years with KPMG Peat Marwick.

   Rosdon Hendrix was elected a Director of the Company in December 1994. Until he retired in June 1992, Mr. Hendrix served for approximately 30 years in various financial positions for General Motors Corporation, including serving as Resident Comptroller from 1975 until his retirement. Since June 1992, Mr. Hendrix has engaged in efficiency consulting studies with various governmental authorities and businesses in Georgia.

   Kenneth F. Davis was elected a Director of the Company in January 1996. Dr. Davis has been a practicing surgeon on the staff of the Harbin Clinic and Redmond Regional Medical Center, Rome, Georgia since 1986. In addition, Dr. Davis serves on the Board of AmSouth Bank of Georgia, a publicly owned bank.

   John E. McKinley was elected a Director of the Company in May 1998. Between 1991 and 1996, Mr. McKinley was the principal operating officer of BankSouth Corporation, Atlanta, Georgia, where he was a Board member and Chairman of the Credit Policy Committee. Mr. McKinley also headed the Management Committee of Bank South, which included direct responsibility for credit policy, business banking and mortgage banking. From 1969 to 1991, Mr. McKinley worked with Citizens and Southern National Bank and C&S/Sovran where he was the chief credit officer of C&S Georgia Corporation and a senior vice president. Additionally, Mr. McKinley has taught in numerous banking schools and has authored or co-authored numerous books and articles on banking. Since 1996, Mr. McKinley has been engaged in private consulting services. Mr. McKinley also serves as a director of Inficorp Holdings, Inc.

   Ronald L. Smorada was elected a Director of the Company in May 1999. During the past five years, Dr. Smorada has been an active participant in the nonwovens industry holding senior management positions at Reemay, Fiberweb and BBA US Holdings, the latter being the parent of the former two, with nonwoven sales in excess of $800 million. Dr. Smorada worked in the development, acquisition and integration of new and existing businesses, both domestic and international. A major focus for him has been the application and conversion of science and technical concepts into meaningful businesses.

   Listed below is information regarding the executive officers of the Company who are not also directors.

   James Michael Mabry (age 39), the Chief Operating Officer of the Company, was elected Executive Vice President in October 1998 after serving as Vice President of Operations of the Company since May 1997. Additionally, he serves as a director of Global Resources, Inc. ("GRI"), a material sourcing company. Prior to accepting the position of Executive Vice President, Mr. Mabry served in various positions with the Company (including Chief Information Officer) since his joining the Company in September, 1995. From 1984 to 1995, Mr. Mabry was employed by DeRoyal Industries where his career advanced from software engineer to vice president of information systems and operations. He also serves as Secretary of the Company.

   Roger G. "Jerry" Wilson (age 57) was elected Chief Financial Officer, Treasurer and Assistant Secretary of the Company in December 2000 in addition to serving since June 1998 in the position of Vice President and Chief Financial Officer of Microtek. Mr. Wilson served as Vice President of Finance for the White Knight Healthcare subsidiary of Isolyser after its acquisition by Isolyser in 1995. Prior to accepting such positions, Mr. Wilson had served as corporate controller of White Knight Healthcare, Inc. since 1987. Mr. Wilson was also employed by Akzo America, Inc. for twelve years in various accounting and income tax management positions. Prior to that, Mr. Wilson, who is a Certified Public Accountant, practiced public accounting for seven years.

   The Company's Articles of Incorporation adopt the provisions of the Georgia Business Corporation Code (the "Corporation Code") providing that no member of the Company's Board of Directors shall be personally liable to the Company or its shareholders for monetary damages for any breach of his duty of care or any other duty he may have as a director, except liability for any appropriation, in violation of the director's duties, of any business opportunity of the Company, for any acts or omissions that involve intentional misconduct or a knowing violation of law, for liability under the Corporation Code for unlawful distributions to shareholders, and for any transaction from which the director receives an improper personal benefit.

   The Company's Bylaws provide that each officer and director shall be indemnified for all losses and expenses (including attorneys' fees and costs of investigation) arising from any action or other legal proceeding, whether civil, criminal, administrative or investigative, including any action by and in the right of the Company, because he is or was a director, officer, employee or agent of the Company or, at the Company's request, of any other organization. In the case of an action by or in the right of the Company, such indemnification is subject to the same exceptions, described in the preceding paragraph, that apply to the limitation of a director's monetary liability to the Company. The Bylaws also provide for the advancement of expenses with respect to any such action, subject to the officer's or director's written affirmation of his good faith belief that he has met the applicable standard of conduct, and the officer's or director's written agreement to repay any advances if it is determined that he is not entitled to be indemnified. The Bylaws permit the Company to enter into agreements providing to each officer or director indemnification rights substantially similar to those set forth in the Bylaws, and such agreements have been entered into between the Company and each of the members of its Board of Directors. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Articles of Incorporation and Bylaws, it provides greater assurances to officers and directors that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or by the shareholders to eliminate the rights it provides.

Information Regarding the Board of Directors and Its Committees

   The Board of Directors maintains standing Audit and Compensation Committees. The Board has not established a standing nominating committee.

   The Audit Committee, currently consisting of Rosdon Hendrix, John E. McKinley and Kenneth F. Davis, recommends to the Board the firm of independent public accountants that audits the consolidated financial statements of Isolyser and its subsidiaries, reviews the financial statements, and reviews matters pertaining to the audit and the Company's financial statements. The primary function of the Audit Committee involves oversight functions to support the quality and integrity of the Company's accounting and financial reporting processes generally. It should be noted, however, that the members of the Committee are not necessarily experts in the fields of auditing and accounting and do not provide special assurances on such matters. The Audit Committee met four times during 2001. In addition to these meetings, the Chair and other members of the Audit Committee met several times with management and the Company's independent accountants. The report of the Audit Committee begins at page four of this Proxy Statement.

   The Compensation Committee, consisting of Rosdon Hendrix and Kenneth F. Davis, makes recommendations to the Board regarding the compensation of executive officers and administers Isolyser's incentive plans, including the Company's Stock Option Plans and Stock Purchase Plan. The Compensation Committee's report on executive compensation begins at page 12 of this Proxy Statement. The Compensation Committee met four times during 2001.

   The Board of Directors held five meetings during 2001. Each incumbent director attended at least 75 percent of the aggregate of the meetings of the Board of Directors and of the committees of which he or she was a member.

Report of the Audit Committee

   The following Report of the Audit Committee shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "Commission") or subject to Regulations 14A or 14C of the Commission or to the liabilities of Section 18 of the Securities and Exchange Act of 1934 (the "Exchange Act") and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document.

   The Board of Directors maintains an Audit Committee comprised of three of the Company's outside directors. The Board of Directors and the Audit Committee believe that the Audit Committee's current member composition satisfies the rule of the National Association of Securities Dealers, Inc. ("NASD") that governs audit committee composition as currently in effect, including the requirement that audit committee members all be "independent directors" as that term is defined by NASD Rule 4200(a)(14). The Board has adopted a written Charter of the Audit Committee.

   The Audit Committee oversees the Company's financial process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of the financial statements with United States generally accepted accounting principles. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2001 with management and the independent auditors, including without limitation, a discussion with the independent auditors of the matters required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61.

   In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors the written disclosures required by the Independence Standards Board Standard. No. 1.

   In reliance on the reviews and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with Securities and Exchange Commission.

                                          AUDIT COMMITTEE

                                          Rosdon Hendrix
                                          John E. McKinley
                                          Kenneth F. Davis

Section 16(a) Beneficial Ownership Reporting Compliance

   Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules issued thereunder, Isolyser's executive officers and directors and any persons holding more than ten percent of the Company's common stock are required to file with the Securities and Exchange Commission and The Nasdaq Stock Market reports of their initial ownership of the Company's common stock and any changes in ownership of such common stock. Specific due dates have been established and the Company is required to disclose in its Annual Report on Form 10-K and Proxy Statement any failure to file such reports by these dates. Copies of such reports are required to be furnished to Isolyser. Based solely on its review of the copies of such reports furnished to Isolyser, or written representations that no reports were required, Isolyser believes that, during 2001, all of its executive officers, directors and persons owning more than 10% of its common stock complied with the Section 16(a) requirements, except Mr. Wilson filed a report on a purchase of shares late.

Certain Relationships and Related Transactions

   In May, 2000, the Company and certain of its affiliates and employees organized Global Resources, Inc. Global Resources provides supply-chain management and material sourcing services for product in China. Isolyser and J. Michael Mabry (an executive officer of Isolyser) own 19.5% and 30%, respectively, of Global Resources, and Mr. Mabry was the President and Chief Executive Officer of Global Resources until March 2002. Prior to December 31, 2001, Gene McGrevin (the Chairman of Isolyser) owned 10% of Global Resources which he transferred to Isolyser effective December 31, 2001. In accordance with a Services Agreement dated June 1, 2000, between Isolyser and Global Resources, Global Resources agreed to provide Isolyser with supply-chain management services addressing the sourcing of PVA fiber and manufacturing and shipping of products by contract manufacturers of Isolyser products located in China, and agreed to protect Isolyser's confidential information and to certain other covenants protecting Isolyser against competition. For these services, Isolyser agreed to pay an annual fee of $338,000 (plus certain salary and benefits of certain employees) for the first year of the Agreement and $250,000 for each of the second and third year of the Agreement. In addition, Isolyser loaned $200,000 to Global Resources to finance startup costs. The loan accrues interest at 6% (with all accrued and unpaid interest added to principal at the end of year one), and thereafter the loan is repayable in equal quarterly installments of principal plus accrued and unpaid interest, and matures on May 31, 2003. The loan is secured by guarantees from each of the other stockholders of Global Resources and pledges of such other stockholders shares in Global Resources. At December 31, 2001, the balance outstanding under this loan (including interest) was $166,516. The Board of Directors of Isolyser, with Mr. McGrevin abstaining, approved these various agreements with Global Resources after full consideration of the terms and provisions of these agreements. During 2001, Microtek began sourcing manufacturing of various of its products through Global Resources where such supply arrangements were advantageous to Microtek based on favorable pricing and other considerations. Also during 2001, Isolyser began contracting directly with Global Resources to supply Isolyser products to OREX Technologies International, an Isolyser division. During 2001, the Company paid a total of $927,482 for products supplied, services rendered and expenses incurred by Global Resources for the benefit of the Company.

   In August 2000, Isolyser entered into an agreement with VersaCore Industrial Corporation to purchase from VersaCore certain equipment used for novel applications of nonwoven materials. Ron Smorada, one of the directors of the Company, is an owner and the president of VersaCore. The purchase price for such equipment was to be $350,000, and the equipment was to be custom manufactured by a third party at a cost to VersaCore which VersaCore has estimated at approximately $280,000. In accordance with the terms of the agreement, Isolyser advanced to VersaCore $225,000 in connection with and following the ordering of such equipment. By agreement with VersaCore, such order was subsequently cancelled, and it was agreed that Isolyser would not be required to make further payments for such equipment and would not receive delivery of such equipment. In addition, Isolyser would be repaid its advance for the equipment at the time of VersaCore's sale of the equipment to a third party.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                AND MANAGEMENT

   The following table sets forth, as of March 18, 2002, certain information regarding the beneficial ownership of common stock by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of common stock, (ii) each director and Named Executive Officer identified under "Executive Compensation" below, and (iii) all directors and executive officers as a group:

                                                                             Percentage of
                                                                   Shares    Common Stock
                                                                Beneficially Beneficially
Name of Beneficial Owner                                           Owned         Owned
------------------------                                        ------------ -------------
Gene R. McGrevin(1)............................................    445,000        1.0%
Dan R. Lee(2)..................................................    278,152          *
Rosdon Hendrix(3)..............................................    147,000          *
Kenneth Davis(4)...............................................    120,243          *
John E. McKinley(5)............................................    180,000          *
Ronald L. Smorada(6)...........................................     65,000          *
J. Michael Mabry(7)............................................    243,908          *
Donald E. McLemore(8)..........................................     64,250          *
Roger G. Wilson(9).............................................    101,575          *
Dimensional Fund Advisors, Inc.(10)............................  2,690,170        6.4%
All directors and executive officers as a group (9 persons)(11)  1,645,128        3.8%

--------
 *   Represents less than 1% of the common stock

 (1) Includes options to acquire 405,000 shares exercisable within 60 days.
 (2) Includes options to acquire 228,087 shares exercisable within 60 days.
 (3) Includes options to acquire 117,000 shares exercisable within 60 days.
 (4) Includes options to acquire 87,000 shares exercisable within 60 days.
 (5) Includes options to acquire 60,000 shares exercisable within 60 days.
 (6) Includes options to acquire 65,000 shares exercisable within 60 days.
 (7) Includes options to acquire 226,084 shares exercisable within 60 days.
 (8) Includes options to acquire 51,250 shares exercisable within 60 days.
 (9) Includes options to acquire 56,250 shares exercisable within 60 days.
(10) As reported by Dimensional Fund Advisors, Inc. in a Statement on Form 13G filed with the Securities and Exchange Commission. Dimensional Fund Advisors, Inc. address is 1299 Ocean Avenue, 11/th Floor, Santa Monica, California 90401. /
(11) Includes options to acquire 1,295,671 shares exercisable within 60 days.

                            EXECUTIVE COMPENSATION

Compensation Tables

   The following table sets forth the cash and non-cash compensation paid by the Company to the Company's chief executive officer and each of the other executive officers of the Company serving at December 31, 2001 other than such chief executive officer (collectively, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                        Annual Compensation
                                 ---------------------------------
                                                                    Long-Term
                                                                   Compensation
                                                      Other Annual    Awards     All Other
Name and Principal Position Year  Salary      Bonus   Compensation  Options(#)  Compensation
--------------------------- ---- --------    -------- ------------ ------------ ------------
 Dan R. Lee................ 2001 $248,558    $209,156      --        250,000      $18,116(1)
  President and Chief       2000 $174,634    $ 53,813      --         50,000      $11,894(2)
  Executive Officer         1999 $162,000    $127,044      --         35,081      $ 7,319(3)
 J. Michael Mabry.......... 2001 $150,000    $ 83,663      --         50,000      $ 5,877(4)
 Executive Vice President   2000 $162,500    $  8,250      --             --      $ 6,554(5)
  and Secretary             1999 $152,885    $130,800      --        150,000      $ 5,968(6)
 Donald E. McLemore........ 2001 $156,346          --      --             --      $ 6,339(7)
  Former Executive          2000 $146,538    $  8,250      --        145,000      $24,804(8)
  Vice President            1999 $ 39,000(9)       --      --         25,000      $ 2,251(10)
 Roger G. Wilson........... 2001 $149,519    $ 83,663      --        125,000      $ 6,239(11)
  Chief Financial Officer   2000 $121,539    $ 25,625      --         25,000      $ 5,120(12)
                            1999 $102,809    $ 44,167      --          5,000      $ 4,104(13)

--------
 (1) This amount represents $9,942 in contributions to a 401(k) plan, $2,036 for a $250,000 term life insurance policy, $138 for $100,000 of term life insurance and a $6,000 automobile allowance.
 (2) This amount represents $6,985 in contributions to a 401(k) plan, $2,036 for a $250,000 term life insurance policy, $138 for $100,000 of term life insurance and a $6,000 automobile allowance.
 (3) This amount represents $5,070 in contributions to a 401(k) plan, $2,036 for a $250,000 term life insurance policy and $213 for a $50,000 term life insurance policy.
 (4) This amount represents $5,769 in contributions to a 401(k) plan and $108 for a $100,000 term life insurance policy.

 (5) This amount represents $6,500 in contributions to a 401(k) plan and $54 for a $100,000 term life insurance policy.
 (6) This amount represents $5,908 in contributions to a 401(k) plan and $60 for a $100,000 term life insurance policy.
 (7) This amount represents $6,042 in contributions to a 401(k) plan and $297 for a $100,000 term life insurance policy.
 (8) This amount represents $18,804 in reimbursements paid for relocation of residence, $5,862 in contributions to a 401(k) plan and $138 for a $100,000 term life insurance policy.
 (9) This amount represents compensation paid from September 8, 1999, the date Dr. McLemore became an employee of the Company.
(10) This amount represents $2,251 in reimbursements paid for relocation of residence.
(11) This amount represents $5,981 in contributions to a 401(k) plan and $258 for a $100,000 term life insurance policy.
(12) This amount represents $4,862 in contributions to a 401(k) plan and $258 for a $100,000 term life insurance policy.
(13) This amount represents $4,104 in contributions to a 401(k) plan.

Employment Arrangements

   Messrs. Lee, McLemore and Wilson are not parties to employment agreements with the Company.

   Mr. Mabry is a party to a three year employment agreement with the Company which commenced July 1, 2000. Such employment agreement specifies a minimum salary and benefits payable during the term of the employment agreement, and contains certain restrictive covenants including covenants relating to the protection of confidential information and restricting competition against the Company. The agreement is terminable by the Company or the employee with or without cause. In the event of a termination of the agreement by the Company without cause, or by the employee for good reason (as defined), the employee would generally be entitled to one year of salary as severance. In the event of any termination of the employee's employment following a change in control (as defined) of the Company, other than a termination of employment as a result of death or disability, then the Company is obligated to pay a severance amount equal to the employee's annual base salary as then in effect.

Employee Benefit Plans

   1992 Stock Option Plan. In April 1992, the Board of Directors and shareholders of the Company adopted a Stock Option Plan (the "1992 Stock Option Plan"). The 1992 Stock Option Plan provides for the issuance of options to purchase up to 4,800,000 shares of common stock (subject to appropriate adjustments in the event of stock splits, stock dividends and similar dilutive events). Options may be granted under the 1992 Stock Option Plan to employees, officers or directors of, and consultants and advisors to, the Company who, in the opinion of the Compensation Committee, are in a position to contribute materially to the Company's continued growth and development and to its long-term financial success. The 1992 Stock Option Plan is administered by a committee appointed by the Board of Directors. The Compensation Committee has been designated by the Board of Directors as the committee to administer the 1992 Stock Option Plan. The purposes of the 1992 Stock Option Plan are to ensure the retention of existing executive personnel, key employees and consultants of the Company, to attract and retain new executive personnel, key employees and consultants and to provide additional incentives by permitting such individuals to participate in the ownership of the Company.

   Options granted to employees may either be incentive stock options (as defined in the Internal Revenue Code (the "Code")) or nonqualified stock options. The exercise price of the options shall be determined by the Board of Directors or the committee at the time of grant, provided that the exercise price may not be less than the fair market value of the Company's common stock on the date of grant as determined in accordance with the limitations set forth in the Code. The terms of each option and the period over which it vests are determined by the committee, although no option may be exercised more than ten years after the date of grant and all options become exercisable upon certain events defined to constitute a change of control. To the extent that the aggregate fair market value, as of the date of grant, of shares with respect to which incentive stock options become exercisable for the first time by an optionee during the calendar year exceeds $100,000, the portion of such option which is in excess of the $100,000 limitation will be treated as a nonqualified stock option. In addition, if an optionee owns more than 10% of the total voting power of all classes of the Company's stock at the time the individual is granted an incentive stock option, the purchase price per share cannot be less than 110% of the fair market value on the date of grant and the term of the incentive stock option cannot exceed five years from the date of grant. Upon the exercise of an option, payment may be made by cash, check or, if provided in the option agreement, by delivery of shares of the Company's common stock having a fair market value equal to the exercise price of the options, or any other means that the Board or the committee determines. Options are non-transferable during the life of the option holder. The 1992 Stock Option Plan also permits the grant of alternate rights defined as the right to receive an amount of cash or shares of common stock having an aggregate fair market value equal to the appreciation in the fair market value of a stated number of shares of common stock from the grant date to the date of exercise. No alternate rights have been granted under the 1992 Stock Option Plan.

   As of April 12, 2002, options to purchase 1,591,822 shares of common stock were outstanding under the 1992 Stock Option Plan and approximately 664,451 shares of common stock were available for future awards under that Plan prior to its expiration on April 27, 2002. The expiration of the 1992 Stock Option Plan does not affect options outstanding under that Plan.

   1999 Stock Option Plan. In March 1999 the Board approved and in May 1999 the Company's shareholders ratified, the adoption of the Company's 1999 Long-Term Incentive Plan (the "1999 Stock Option Plan"). The 1999 Stock Option Plan currently provides for the issuance of options and other stock awards to acquire shares of common stock up to a maximum of 1,200,000 shares (subject to appropriate adjustment in the event of stock splits, stock dividends and other similar dilutive events). Options and other stock awards may be granted under the 1999 Stock Option Plan to employees of the Company and certain subsidiaries and affiliated businesses, and to directors, consultants and other persons providing key services to the Company.

   The Compensation Committee of the Board of Directors will determine the terms and conditions of options granted under the 1999 Stock Option Plan, including the exercise price, which generally may not be less than the fair market value of the Company's common stock on the date of grant. Awards under the 1999 Stock Option Plan may be settled through cash payments, the delivery of shares of common stock, or a combination thereof as the Committee shall determine. Stock options awarded under the 1999 Stock Option Plan which are intended to be incentive stock options are subject to the same restrictions described above with respect to the 1992 Stock Option Plan.

   The 1999 Stock Option Plan may be terminated or amended by the Board of Directors at any time, except that the following actions may not be taken without shareholder approval: (a) increasing the number of shares that may be issued under the 1999 Stock Option Plan (except for certain adjustments provided for under the 1999 Stock Option Plan), or (b) amending the 1999 Stock Option Plan provisions regarding the limitations on the exercise price. In the event of a change of control (as defined generally to include the acquisition by an individual, entity or group of more than 15% of the outstanding common stock of the Company, a merger or consolidation of the Company or a sale by the Company of all or substantially all of the Company's assets), any award granted under the 1999 Stock Option Plan shall become exercisable except to the extent
(a) the award otherwise provides or (b) the exerciseability of such award will result in an "excess parachute payment" within the meaning of the Code. The 1999 Stock Option Plan is unlimited in duration and, in the event of 1999 Stock Option Plan termination, shall remain in effect as long as any awards under it are outstanding, except no incentive stock options may be granted under the 1999 Stock Option Plan on a date that is more than ten years from the date the 1999 Stock Option Plan is approved by shareholders. Each option expires on the date established by the Compensation Committee at the time of the grant, except the expiration cannot be later than the earliest of ten years from the date on which the option was granted, if the participant's date of termination occurs for reasons other than retirement or early retirement, the one year anniversary of such date of termination, or if the participant's date of termination occurs by reason of retirement or early retirement, the three year anniversary of such date of termination.

   As of April 12, 2002, options to purchase 1,153,000 shares of common stock were outstanding under the 1999 Stock Option Plan and approximately 47,000 shares of common stock were available for future awards under the 1999 Stock Option Plan. In March 2002, the Board of Directors approved and recommended to the shareholders an amendment of the 1999 Stock Option Plan to add 2,000,000 shares to the Plan. For a more complete description of that proposal, see "Amendment of Stock Option Plan" below.

   Employee Stock Purchase Plan. In March 1999 the Board approved and in May 1999 the Company's shareholders ratified, the adoption of the Company's Employee Stock Purchase Plan for employees of the Company and its subsidiaries (the "1999 Stock Purchase Plan"). The 1999 Stock Purchase Plan was established pursuant to the provisions of Section 423 of the Code to provide a method whereby all eligible employees of the Company may acquire a proprietary interest in the Company through the purchase of common stock. Under the 1999 Stock Purchase Plan payroll deductions are used to purchase the Company's common stock. An aggregate of 700,000 shares of common stock of the Company were reserved for issuance under the 1999 Stock Purchase Plan. Through December 31, 2001, a total of 274,079 shares of common stock had been purchased under such plan, leaving 425,921 shares of common stock available for issuance under such plan in the future.

Stock Options

   The Company granted options to its Named Executive Officers in 2001 as set forth in the following table. The Company has no stock appreciation rights ("SARs") outstanding.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                      Potential Realizable Value
                                                                      at Assumed Annual rates of
                                                                       Stock Price Appreciation
                                  Individual Grants                       for Option Term(1)
                 ---------------------------------------------------- --------------------------
                  Number of   Percent of Total
                  Securities    Options/SARs
                  Underlying     Granted to    Exercise or
                 Options/SARs   Employees in   Base Price  Expiration
Name              Granted(#)    Fiscal Year      ($/Sh)       Date       5%              10%($)
----             ------------ ---------------- ----------- ---------- --------          --------
Dan R. Lee......      250,000            19.5%       $1.66   05/16/11 $260,991          $661,403
J. Michael Mabry       50,000             3.9%       $1.66   05/16/11 $ 52,198          $132,281
Roger G. Wilson.      125,000             9.8%       $1.66   05/16/11 $130,496          $330,702

--------
(1) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall market conditions.

   The following table sets forth the value of options exercised during 2001 and of unexercised options held by the Company's Named Executive Officers at December 31, 2001.

            AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                   Number of
                                                  Securities        Value of
                                                  Underlying       Unexercised
                                                  Unexercised     in-the-Money
                                                Options/SARs at  Options/SARs at
                                                  FY-End (#)       FY-End ($)
                   Shares Acquired    Value      Exercisable/     Exercisable/
Name               On Exercise (#) Realized ($)  Unexercisable    Unexercisable
----               --------------- ------------ --------------- -----------------
Dan R. Lee........       --             --      156,820/305,041 $ 52,116/$496,806(1)
J. Michael Mabry..       --             --      176,084/144,441 $259,347/$275,700(2)
Donald E. McLemore       --             --       48,750/121,250 $ 75,938/$227,813(3)
Roger G. Wilson...       --             --       18,750/151,250 $ 35,547/$246,485(4)

--------
(1) The indicated value is based on exercise prices ranging from $1.1875 to $3.49 per share on 165,591 exercisable options and exercise prices ranging from $1.1875 to $2.125 on 296,270 unexercisable options, and a value per share on December 31, 2001 of $2.55.
(2) The indicated value is based on exercise prices ranging from $1.25 to $3.375 per share on 213,584 exercisable options and exercise prices ranging from $1.25 to $2.2813 on 106,941 unexercisable options, and a value per share on December 31, 2001 of $2.55.
(3) The indicated value is based on exercise prices ranging from $2.25 to $4.188 per share on 48,750 exercisable options and exercise prices ranging from $2.25 to $4.188 on 121,250 unexercisable options, and a value per share on December 31, 2001 of $2.55.
(4) The indicated value is based on exercise prices ranging from $1.1875 to $2.2813 per share on 20,000 exercisable options and exercise prices ranging from $1.1875 to $2.2813 on 150,000 unexercisable options, and a value per share on December 31, 2001 of $2.55.

Director Compensation

   In consideration of Mr. McGrevin's agreement to serve as Chairman effective upon the immediately preceding Chairman's resignation, the Chairman received a retainer at the rate of $100,000 for the period beginning December 1, 2000 through June 30, 2001. Beginning July 1, 2001, such retainer adjusted to the rate of $48,000 per year. In December 2001, the Board authorized the increase in Mr. McGrevin's retainer to $75,000 per year, beginning on January 1, 2002.

   The other directors who are not also employees of the Company ("Nonemployee Directors") receive a retainer of $10,000 per year payable in a lump sum following each annual meeting of shareholders. No meeting fees are payable to the Nonemployee Directors. Nonemployee Directors are reimbursed upon request for reasonable expenses incurred in attending Board of Director or committee meetings.

   At each regular annual meeting of shareholders, the Company grants to each Nonemployee Director a non-qualified stock option covering 5,000 shares of common stock (except that such stock option covers 25,000 shares of common stock for Nonemployee Directors upon their initial election as a director of the Company) at an exercise price equal to the fair market value of the Company's common stock on such date of grant. These option grants may be exercised only by the optionee until the earlier of five years after the date of grant or one year after ceasing to be a director of the Company.

   In consideration of special services provided by the following directors either as chairman of committees of the Board or for other services, the Company granted stock options to the following directors with each of such stock options having an exercise price equal to the fair market value of the Company's common stock on the date of grant, and being exercisable only by the optionee until the earlier of five (5) years after the date of grant or one (1) year after ceasing to be a director of the Company:

               Name              Number of Shares Exercise Price
               ----              ---------------- --------------
               Rosdon Hendrix...      20,000         $0.7188
               Kenneth F. Davis.      10,000         $0.7188
               Ronald L. Smorada      10,000         $0.7188

Report of the Compensation Committee on Executive Compensation

   The following Report of the Compensation Committee and the performance graph in the next section shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to Regulations 14A or 14C of the Commission or to the liabilities of Section 18 of the Exchange Act and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document.

   Two outside directors and no inside directors comprise the Compensation Committee of the Board of Directors. Neither of the outside directors serves on the board of any other committee member's company or organization and none of the executive officers of Isolyser serve on the board of any committee member's organization. The Committee has access to outside consultants and counsel at the discretion of the Committee.

   The Committee oversees three elements of executive compensation: base pay or salary, annual performance bonus, and long-term compensation, which currently consists of stock option plans approved by shareholders. The Committee seeks to provide a competitive compensation package that enables the Company to attract and retain key executives, to integrate pay programs with the business objectives of the Company, and to link individual executive compensation with the Company's performance. The Compensation Committee's responsibilities include: (i) participating in the determination of goals for the Company's executive officers; (ii) participating in the selection and design of compensation packages and programs relating to such goals; (iii) monitoring the effectiveness of the compensation packages and programs; and (iv) monitoring compensation-related developments generally and considering their application to the Company's executive officers.

   Base Pay. The salary paid to the Company's executives is targeted to be in line with related industry companies of similar size, while taking into account the experience of individual officers and the requirements of attracting prospective key executives to join Isolyser. In general, the Committee attempts to fix base salaries at levels deemed appropriate by the Committee in order that compensation packages may also emphasize result-oriented factors reflected in a bonus potential and the value of stock options and stock ownership. The Committee reviews salaries and pay ranges for its executives, and salaries may be increased based on the Committee's assessment of an individual's performance and contributions to Isolyser goals. Salary adjustments are generally based on historical performance. The Committee increased the salary of its Chief Executive Officer and President, Mr. Lee, for 2001 from $175,000 per year to $250,000 per year effective January 1, 2001. The Committee also increased the salary for two other of the Company's incumbent executive officers for 2001.

   Bonus. Based upon a review by the Committee of a number of factors including job performance and achievement of incentive goals under the bonus plan approved by the Committee, the Committee approved a bonus of $209,156 to Mr. Lee in 2001 and a bonus for two others of the Company's executive officers.

   Long-Term Incentive. The Company's only current method of awarding long-term compensation is its stock option plans, approved by shareholders. All officers are eligible to receive grants under the stock option plans. Grants under the plans generally extend for five to ten years, are priced at not less than fair market value on the date of grant, and are generally intended to provide incentive for future performance rather than reward past performance. Three of the Company's executive officers were granted stock options in 2001. Mr. Lee was granted in 2001 a stock option to purchase up to 250,000 shares at an exercise price of $1.66 per share vesting in four equal annual increments beginning on the first anniversary of the award date and having a term of ten years. In awarding stock options, the Compensation Committee considers (i) the contribution to the performance of the Company of eligible employees, sales representatives and other eligible persons, (ii) stock options held by and previously awarded to eligible employees and (iii) stock ownership of eligible employees, in addition to other factors the Compensation Committee may from time to time deem relevant.

   One of the factors in the Compensation Committee's consideration of compensation matters is the anticipated tax treatment to the Company and to its executive officers of various components of compensation. However, amendments to and interpretations of the tax laws and other factors beyond the control of the Compensation Committee affect the tax treatment of compensation. For these reasons, the Compensation Committee will not necessarily and in all circumstances limit executive compensation to that deductible under Section 162(m) of the Internal Revenue Code. The Compensation Committee will consider various alternatives to preserving the deductibility of other components of compensation to the extent reasonably practicable and to the extent consistent with other compensation objectives of the Company.

   The Compensation Committee intends to continually evaluate the Company's compensation policies and procedures with respect to executive officers. Although the Compensation Committee believes that current compensation policies align the financial interests of executive officers with those of the Company's shareholders and with Company performance, it will continue to examine what modifications, if any, should be implemented to further link executive compensation with both individual and Company performance.

                                          COMPENSATION COMMITTEE

                                          Rosdon Hendrix
                                          Kenneth F. Davis

Stock Price Performance Graph

   The graph below compares cumulative total returns (changes in stock price plus reinvested dividends) on a hypothetical investment of $100 in the Common Stock of Isolyser, the S&P 500 Index and the S&P Health Care Sector Index (formerly known as the S&P Health Care Composite Index), for the period commencing December 31, 1996 and ending December 31, 2001.

                                    [CHART]


                                         Cumulative Total Return
                                -----------------------------------------
                                12/96  12/97  12/98  12/99  12/00  12/01
                                ------ ------ ------ ------ ------ ------
       ISOLYSER COMPANY, INC... 100.00  33.48  15.18  42.41  14.29  36.43
       S & P 500............... 100.00 133.36 171.47 207.56 188.66 166.24
       S & P HEALTH CARE SECTOR 100.00 143.73 206.80 206.80 253.21 222.96

                        AMENDMENT OF STOCK OPTION PLAN

   In March 1999, the Board of Directors approved and in May 1999 the Company's shareholders adopted the 1999 Long-Term Incentive Plan (the "1999 Stock Option Plan"). As of April 12, 2002, approximately 47,000 shares of common stock were available for future awards under the 1999 Stock Option Plan and options to purchase approximately 1,153,000 shares of common stock were outstanding under the 1999 Stock Option Plan. As of April 12, 2002, options to purchase 1,591,822 shares of common stock were outstanding under the 1992 Stock Option Plan and, while approximately 664,451 shares of common stock were available for future awards under that Plan at that time, no awards may be made under the 1992 Plan upon and following its expiration on April 27, 2002. Accordingly, the Board of Directors has approved and recommended to the shareholders an amendment of the 1999 Stock Option Plan to add 2,000,000 shares to the 1999 Stock Option Plan. The following summarizes the terms and provisions of the 1999 Stock Option Plan as proposed to be amended. The Company does not have any outstanding options to purchase shares of common stock under any plans or arrangements which have not been approved by the Company's shareholders.

   Options and other stock awards may be granted under the 1999 Stock Option Plan to employees of the Company and certain subsidiaries and affiliated businesses ("Related Companies"), and directors, consultants and other persons providing key services to the Company. The Company estimates that, as of the date of this Proxy Statement, approximately 1,600 employees (including officers) and the five non-officer directors are eligible to participate in the 1999 Stock Option Plan. The following discussion summarizes the 1999 Stock Option Plan as proposed to be amended. Such discussion is qualified in its entirety by reference to the 1999 Stock Option Plan as proposed to be amended.

Shares Reserved for the Amended Plan

   The Company's 1999 Stock Option Plan provides for the grant of options ("Options"), stock appreciation rights ("SARs") and other stock awards ("Stock Awards") (collectively "Awards") to acquire shares of Common Stock up to a maximum ("Plan Maximum") of 3,200,000 shares (an increase from 1,200,000 shares as in effect before the proposed amendment) of Common Stock. In addition, the following provisions are imposed under the 1999 Stock Option Plan, as proposed to be amended: (1) a maximum of 3,200,000 shares (an increase from 1,200,000 shares as in effect before the proposed amendment) issued under Options intended to be Incentive Stock Options ("ISOs") under Section 422 of the Code,
(ii) a maximum of 500,000 shares issued under Options and SARs to any one individual during any consecutive twelve month period, (iii) a maximum number of shares under other Awards of 3,200,000 shares (an increase from 1,200,000 shares as in effect before the proposed amendment), and (iv) a maximum payment under other Awards of $500,000 to any one individual for any performance goals established for any fiscal year (including the fair market value of stock subject to Awards denominated in shares). These maximums are subject to adjustment in the event of stock dividends, stock splits, combination of shares, recapitalization, reorganization, merger, consolidation, split-up, spin-off, exchange of shares or other changes in the outstanding Common Stock ("Corporate Transactions"). Any such adjustment will be made by the Committee (as defined below). The Plan Maximum shall not be reduced for shares subject to plans assumed by the Company in an acquisition of an interest in another company. Shares subject to Awards that are forfeited or canceled shall again be available for new Awards under the 1999 Stock Option Plan. Shares issued under the 1999 Stock Option Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

   The 1999 Stock Option Plan permits the grant of ISOs, non-qualified stock options ("NSOs"), SARs and other Stock Awards. The Compensation Committee will determine the terms and conditions of options granted under the 1999 Stock Option Plan, including the exercise price ("Exercise Price"), which may not be less than the fair market value of the Company's Common Stock on the date of grant, all subject to certain limitations provided under the 1999 Stock Option Plan.

   Awards may be settled through cash payments, the delivery of shares of Common Stock, or a combination thereof as the Committee shall determine. Any Award settlement, including payment deferrals, may be subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Common Stock equivalents.

Purpose of Plan

   The Company desires to (i) attract and retain persons eligible to participate in the 1999 Stock Option Plan ("Participants"); (ii) motivate Participants, by means of appropriate incentives, to achieve long-range goals;
(iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further identify Participants' interests with those of the Company's other shareholders through compensation that is based on the Company's Common Stock; and thereby promote the long-term financial interest of the Company and the Related Companies, including the growth in value of the Company's equity and enhancement of long-term shareholder return. A portion of the options issued pursuant to the 1999 Stock Option Plan may constitute ISOs within the meaning of Section 422 of the Code, or any succeeding provisions. The 1999 Stock Option Plan is not qualified under
Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

Administration of the Plan

   The 1999 Stock Option Plan is administered by the Compensation Committee (the "Committee") appointed by the Board of Directors of the Company. Subject to the terms of the 1999 Stock Option Plan, in administering the 1999 Stock Option Plan and the Awards granted under the 1999 Stock Option Plan, the Committee will have the authority to (1) determine the directors, officers and employees of the Company and its subsidiaries and the consultants and advisors to whom Awards may be granted and the types of Awards; (2) determine the time or times at which Awards may be granted; (3) determine the option price for shares subject to each Option and establish the terms, conditions, performance criteria, restrictions and other provisions of each Award; (4) determine the extent to which Awards will be structured to conform to Section 162(m) of the Code; (5) establish terms and conditions of Awards to conform to requirements of jurisdictions outside the United States; and (6) interpret the 1999 Stock Option Plan and prescribe and rescind rules and regulations, if any, relating to and consistent with the 1999 Stock Option Plan.

Amendment of the Plan

   The 1999 Stock Option Plan may be terminated or amended by the Board of Directors at any time, except that the following actions may not be taken without shareholder approval: (a) increasing the number of shares that may be issued under the 1999 Stock Option Plan (except by certain adjustments provided for under the 1999 Stock Option Plan); or (b) amending the 1999 Stock Option Plan provisions regarding the limitations on the Exercise Price. In addition, no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the 1999 Stock Option Plan prior to the date such amendment is adopted by the Board. Options may not be granted under the 1999 Stock Option Plan after the date of termination of the 1999 Stock Option Plan, but Options granted prior to that date shall continue to be exercisable according to their terms.

Eligibility for Participation

   Each person who is serving as an officer, director, or employee of the Company or any of its subsidiaries is eligible to participate in the 1999 Stock Option Plan. Furthermore, certain consultants and advisors to the Company may also be eligible to participate in the 1999 Stock Option Plan.

   Nothing contained in the 1999 Stock Option Plan or in any Option agreement may confer upon any person any right to continue as director, officer or employee of the Company or its subsidiaries or as a consultant or advisor, or limit in any way any right of shareholders or of the Board, as applicable, to remove such person.

New Plan Benefits

   Options to purchase 1,153,000 shares of common stock are outstanding as of April 12, 2002 under the 1999 Stock Option Plan. No determination has been made by the Board or the Committee regarding the number of Awards to be granted to any executive officer, executive officers as a group, non-executive directors or non-executive employees. The Company has followed certain policies to regularly award Options to Nonemployee Directors on an annual basis as part of director compensation. See "Director Compensation" above. The following Options have been granted pursuant to the Company's 1999 Stock Option Plan:

        Dan R. Lee, President and Chief Executive Officer.......  50,000
        J. Michael Mabry, Executive Vice President and Secretary       0
        Donald E. McLemore, Former Executive Vice President..... 170,000
        Roger G. Wilson, Chief Financial Officer................ 150,000
        Current Executive Officers.............................. 200,000
        Non-Employee Directors.................................. 310,000
        Non-Executive Employees................................. 434,000
        Associates of Directors or Executive Officers...........       0
        Other persons receiving 5% of such options..............       0

Option Exercise Price and Vesting

   The Exercise Price per share for the shares subject to NSOs shall be at whatever price is approved by the Committee, but not less than the greater of the fair market value or par value per share of the Common Stock on the Pricing Date (as defined below). The Exercise Price per share for the shares subject to ISOs shall be not less than the fair market value per share of Common Stock on the Pricing Date, except that in the case of an ISO to be granted to an employee owning more than 10% of the total combined voting power of all classes of stock of the Company, the Exercise Price per share shall be not less than 110% of the fair market value per share of Common Stock on the Pricing Date. The "fair market value" shall generally be the closing sale price of the Common Stock on the date in question. The "Pricing Date" is the date on which the Option or SAR is granted, except that the Committee may provide that the Pricing Date is the date on which the recipient is hired or promoted (or similar event), if the grant of the Option or SAR occurs not more than 90 days after the date of such hiring, promotion or other event. The Committee determines the vesting provisions for each Option. On April 12, 2002, the closing sales price for the Common Stock as reported by The Nasdaq Stock Market was $3.06 per share.

Adjustments to Exercise Price and Number of Shares; Change of Control

   In the event of a Corporate Transaction, the Committee may adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include adjustment of: (i) the number and kind of shares which may be delivered under the 1999 Stock Option Plan; (ii) the number and kind of shares subject to outstanding Awards; and (iii) the Exercise Price of outstanding Options and SARs; as well as any other adjustments that the Committee determines to be equitable.

   In the event of a Change of Control (as defined generally to include the acquisition by an individual entity or group of more than 15% of the outstanding Common Stock of the Company, a merger or consolidation of the Company or a sale by the Company of all or substantially all of the Company's assets), any Award granted under the 1999 Stock Option Plan shall become exercisable except to the extent (a) the Award otherwise provides or (b) the exercisibility of such Award will result in an "excess parachute payment" within the meaning of the Code.

Duration and Termination of 1999 Stock Option Plan and Options

   The 1999 Stock Option Plan shall be unlimited in duration and, in the event of 1999 Stock Option Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that, to the extent required by the Code, no ISOs may be granted under the 1999 Stock Option Plan on a date that is more than ten years from the date the 1999 Stock Option Plan is approved by shareholders.

   Each Option expires on the Expiration Date specified by the Committee. The "Expiration Date" with respect to an Option means the date established as the Expiration Date by the Committee at the time of the grant; provided, however, that the Expiration Date with respect to any Option shall not be later than the earliest to occur of: (a) the ten-year anniversary of the date on which the Option is granted; (b) if the Participant's date of termination occurs for reasons other than retirement or early retirement, the one year anniversary of such date of termination; or (c) if the Participant's date of termination occurs by reason of retirement or early retirement, the three year anniversary of such date of termination.

Means of Exercise of Options

   An Option or an SAR shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee. The payment of the Exercise Price of an Option granted under the 1999 Stock Option Plan shall be subject to the following:

   (a) The full Exercise Price for shares of Common Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described below, payment may be made as soon as practicable after the exercise).
   (b) The Exercise Price shall be payable in cash or by tendering shares of Common Stock (by either actual delivery of shares or by attestation, with such shares valued at fair value as of the day of exercise), or in any combination thereof, as determined by the Committee.
   (c) The Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by authorizing a third party to sell shares of Common Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise, or the Company may choose to retain sufficient shares from the Option Exercise in satisfaction of the Exercise Price and tax withholding.

Non-transferability of Options

   Except as provided by the Committee, no Option is transferable except by will or by the laws of descent and distribution. Shares subject to Options granted under the 1999 Stock Option Plan that have lapsed or terminated may again be subject to Options granted under the 1999 Stock Option Plan.

Restrictions on Stock Awards

   Each Stock Award shall be subject to such conditions, restrictions and contingencies as the Committee shall determine. These may include continuous service and/or the achievement of performance measures designated by the Committee. The performance measures that may be used by the Committee for such Awards shall be measured by revenues, income, or such other criteria as the Committee may specify.

Tax Treatment

   The following discussion addresses certain anticipated federal income tax consequences to recipients of Awards made under the 1999 Stock Option Plan as currently in effect and as proposed to be amended. It is based on the Code and interpretations thereof as in effect on the date of this Proxy Statement. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

   A company, such as the Company, for which an individual is performing services will generally be allowed to claim as a deduction amounts that are includable in the income of such person as compensation income in the

Company's taxable year in which the employee's taxable year of inclusion ends, provided that such amounts qualify as reasonable compensation for the services rendered. This general rule will apply to the deductibility of a Participant's compensation income resulting from participation in the 1999 Stock Option Plan. The timing and amount of deductions available to the Company as a result of the 1999 Stock Option Plan will, therefore, depend upon the timing and amount of compensation income recognized by a Participant as a result of participation in the 1999 Stock Option Plan. The following discusses the timing and amount of compensation income which will be recognized by Participants and the accompanying deduction that may be available to the Company.

   ISOs. A Participant to whom an ISO which qualifies under Section 422 of the Code is granted generally will not recognize compensation income (and the Company will not be entitled to a deduction) upon the grant or the exercise of the Option. To obtain nonrecognition treatment on exercise of an ISO, however, the Participant must be an employee of the Company or a subsidiary continuously from the date of grant of the option until three months prior to the exercise of the Option. (If termination of employment is due to disability of the Participant, ISO treatment will be available if the option is exercised within one year of termination). If an Option originally designated as an ISO is exercised after those periods, the option will be treated as an NSO for income tax purposes and compensation income will be recognized by the Participant (and a deduction will be available to the Company) in accordance with the rules discussed below concerning NSOs.

   The Code provides that ISO treatment will not be available to the extent that the fair market value of shares subject to ISOs (determined as of the date of grant of the ISOs) which become exercisable for the first time during any calendar year exceeds $100,000. If the $100,000 limitation is exceeded, the Options in excess of the limitation are treated as NSOs when exercised.

   While a Participant may not recognize compensation income upon exercise of an ISO, the excess of the fair market value of the shares of Common Stock received over the exercise price for the option is an adjustment for alternative minimum tax purposes and can affect the optionee's alternative minimum tax liability under applicable provisions of the Code. The increase, if any, in an optionee's alternative minimum tax liability resulting from exercise of an ISO will not, however, create a deductible compensation expense for the Company.

   When a Participant sells shares of Common Stock received upon exercise of an ISO more than one year after the exercise of the Option and more than two years after the grant of the Option, the Participant will normally not recognize any compensation income, but will instead recognize capital gain or loss from the sale in an amount equal to the difference between the sales price for the shares of Common Stock and the option exercise price. If, however, a Participant sells the shares of Common Stock within one year after exercising the ISO or within two years after the grant of the ISO (an "Early
Disposition"), the Participant will recognize compensation income (and the Company generally will be entitled to a deduction) in an amount equal to the lesser of (i) the excess, if any, of the fair market value of the shares of Common Stock on the date of exercise of the Option over the option exercise price, and (ii) the excess, if any, of the sale price for the shares over the option exercise price. Any other gain or loss on such sales (in addition to the compensation income mentioned previously) will normally be capital gain or loss.

   NSOs. A Participant to whom an NSO is granted will not normally recognize income at the time of grant of the Option. When a Participant exercises an NSO, the Participant will generally recognize compensation income (and the Company will be entitled to a deduction) in an amount equal to the excess, if any, of the fair market value of the shares of Common Stock when acquired over the option exercise price. The amount of gain or loss recognized by a Participant from a subsequent sale of shares of Common Stock acquired from the exercise of an NSO will be equal to the difference between the sales price for the shares of Common Stock and the sum of the exercise price of the Option plus the amount of compensation income recognized by the Participant upon exercise of the Option.

   SARs. The recipient of an SAR generally will not recognize any compensation income (and the Company generally will be entitled to a deduction) upon grant of the SAR. At the time of exercise of an SAR, however, the recipient should recognize compensation income in an amount equal to the amount of cash, or the fair market value of the shares, received.

   Restricted Stock Awards. If stock received pursuant to a Stock Award made through the 1999 Stock Option Plan is subject to a substantial restriction on continued ownership which is dependent upon the recipient continuing to perform services for the Company or its affiliated companies (a "risk of forfeiture"), the Participant should not recognize compensation income upon receipt of the shares of Common Stock unless he/she makes a so-called "83(b) election" as discussed below. Instead, the Participant will recognize compensation income (and the Company generally will be entitled to a deduction) when the shares of Common Stock are no longer subject to a risk of forfeiture, in an amount equal to the fair market value of the stock at that time. Absent a Participant making an 83(b) election, dividends paid with respect to shares of Common Stock which are subject to a risk of forfeiture will be treated as compensation income for the Participant (and a compensation deduction will be available to the Company for the dividend) until the shares of Common Stock are no longer subject to a risk of forfeiture.

   Different tax rules will apply to a Participant who receives shares of Common Stock subject to a risk of forfeiture if the Participant files an election pursuant to Section 83(b) of the Code (an "83(b) election"). If, within 30 days of receipt of the shares of Common Stock, a Participant files an 83(b) election with the Internal Revenue Service and the Company, then, notwithstanding that the shares of Common Stock are subject to a risk of forfeiture, the Participant will recognize compensation income upon receipt of the shares of Common Stock (and the Company will be entitled to a deduction) in an amount equal to the fair market value of the stock at the time of the award. If the 83(b) election is made, any dividends paid with respect to the shares of Common Stock will not result in compensation income for the Participant (and will not entitle the Company to a deduction). Rather, the dividends paid will be treated as any other dividends paid with respect to Common Stock, as ordinary income which is not compensation.

Tax Withholding

   Whenever the Company proposes, or is required, to distribute shares under the 1999 Stock Option Plan, the Company may require the recipient to satisfy any Federal, state and local tax withholding requirements prior to the delivery of any certificate for such shares or, in the discretion of the Committee, the Company may withhold from the shares to be delivered shares sufficient to satisfy all or a portion of such tax withholding requirements.

Unfunded Status of the 1999 Stock Option Plan

   The 1999 Stock Option Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or optionee by the Company, nothing contained in the 1999 Stock Option Plan shall give any such Participant or optionee any rights that are greater than those of a general creditor of the Company.

   The Board of Directors recommends a vote "FOR" the amendment of the 1999 Stock Option Plan. Proxies solicited by the Board of Directors will be so voted unless shareholders specify otherwise.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

   Deloitte & Touche LLP, the Company's independent auditors since 1987, were appointed by the Board of Directors as the Company's independent auditors for 2001. A representative of Deloitte & Touche LLP is expected to be present at the Meeting, to be available to answer appropriate questions and to make a statement if desired.

Audit Fees

   Fees for the year 2001 audit and the review of Forms 10-Q in 2001 were $167,480, of which an aggregate amount of $57,100 had been billed through December 31, 2001.

Financial Information Systems Design and Implementation Fees

   Deloitte & Touche LLP did not render any services related to financial information systems design and implementation for the year ended December 31, 2001.

All Other Fees

   Aggregate fees billed for all other services rendered by Deloitte & Touche LLP for the year ended December 31, 2001 were $145,060.

   The Audit Committee has considered whether the payments made to its independent auditors for non-audit services for 2001 are compatible with maintaining such auditors' independence.

               SHAREHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING
                                OF SHAREHOLDERS

   Shareholder proposals to be presented at the 2003 Annual Meeting of Shareholders of Isolyser must be received at Isolyser's executive offices at 512 Lehmberg Road, Columbus, Mississippi 39702, addressed to the attention of the Secretary, by December 25, 2002, in order to be included in the proxy statement and form of proxy relating to such meeting. Appropriate proposals of shareholders intended to be presented at the Company's 2003 annual meeting without inclusion in the Company's proxy statement must be received by the Company, at the above address and attention, by January 23, 2003 in order to be considered timely and must comply with Section 2.13 of the Company's Amended and Restated Bylaws. If the date of the next annual meeting is advanced or delayed by more than 30 calendar days from the date of the annual meeting to which this Proxy Statement relates, Isolyser shall, in a timely manner, inform its shareholders of the change, and the date by which proposals of shareholders must be received.

                                 ANNUAL REPORT

   Isolyser's 2001 Annual Report is concurrently being mailed to shareholders. The Annual Report contains consolidated financial statements of Isolyser and the report thereon of Deloitte & Touche LLP, independent public accountants.

                                      By Order of the Board of Directors


                                  /s/ James Michael Mabry
                                      James Michael Mabry
                                      Secretary

April 23, 2002

                             ISOLYSER COMPANY, INC.
                          1999 LONG-TERM INCENTIVE PLAN
                            [AS AMENDED MAY 23, 2002]

                                    SECTION 1

                                     GENERAL

         1.1 Purpose. The Isolyser Company, Inc. 1999 Long-Term Incentive Plan (the "Plan") has been established by Isolyser Company, Inc. (the "Company") to
(i) attract and retain persons eligible to participate in the Plan; (ii) motivate Participants, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further identify Participants' interests with those of the Company's other shareholder through compensation that is based on the Company's common stock; and thereby promote the long-term financial interest of the Company and the Related Companies, including the growth in value of the Company's equity and enhancement of long-term shareholder return.

         1.2 Participation. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Persons, those persons who will be granted one or more Awards under the Plan, and thereby become "Participants" in the Plan. In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Awards may be granted as alternatives to or replacement of awards outstanding under the Plan, or any other plan or arrangement of the Company or a Related Company (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Related Company).

         1.3 Operation, Administration, and Definitions. The operation and administration of the Plan, including the Awards made under the Plan, shall be subject to the provisions of Section 4 (relating to operation and administration). Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Section 7 of the Plan).

                                    SECTION 2

                                OPTIONS AND SARS

         2.1  Definitions of Options and SARS.

              (a) The grant of an "Option" entitles the Participant to purchase shares of Stock at an Exercise Price established by the Committee. Options granted under this
                       Section 2 may be either Incentive Stock Options or Non-Qualified Stock Options, as determined in the discretion of the Committee. An "Incentive Stock Option" is an Option that is intended to satisfy the requirements applicable to an "incentive stock option" described in section 422(b) of the Code. A "Non-Qualified Option" is an Option that is not intended to be an

                       "incentive stock option" as that term is described in
                       section 422(b) of the Code.

              (b) To the extent that the aggregate fair market value of Stock with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and all Related Companies) exceeds $100,000, such options shall be treated as Non-Qualified Stock Options, to the extent required by section 422 of the Code.

              (c) A stock appreciation right (an "SAR") entitles the Participant to receive, in cash or Stock (as determined in accordance with subsection 2.6), value equal to all or a portion of the excess of: (a) the Fair Market Value of a specified number of shares of Stock at the time of exercise; over (b) an Exercise Price established by the Committee.

         2.2 Exercise Price. The "Exercise Price" of each Option and SAR granted under this Section 2 shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option or SAR is granted. The Exercise Price shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant of the Award; provided, however, that if the Option or SAR is granted in connection with the recipient's hiring, promotion or similar events, the Option Exercise Price may not be less than the market value of the Stock on the date on which the recipient is hired or promoted (or similar event), if the grant of the Option or SAR occurs not more than ninety days after the date of such hiring, promotion or other event.

         2.3 Exercise. An Option and an SAR shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee.

         2.4 Payment of Option Exercise Price. The payment of the Exercise Price of an Option granted under this Section 2 shall be subject to the following:

              (a) Subject to the following provisions of this subsection 2.4, the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in paragraph 2.4(c), payment may be made as soon as practicable after the exercise).

              (b) The Exercise Price shall be payable in cash or by tendering shares of Stock (by either actual delivery of shares or by attestation, with such shares valued at Fair Market Value as of the day of exercise), or in any combination thereof, as determined by the Committee.

              (c) The Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise, or the Company may choose to retain such shares in satisfaction of the Exercise Price and any tax withholding.

         2.5 Expiration Date. The "Expiration Date" with respect to an Option means the date established as the Expiration Date by the Committee at the time of the grant; provided, however, that unless otherwise established by Committees at the time of grant, the Expiration Date with respect to any Option shall not be later than the earliest to occur of:

              (a) the ten-year anniversary of the date on which the Option is granted;

              (b) if the Participant's Date of Termination occurs by reason of death or disability, the one-year anniversary of such Date of Termination;

              (c) if the Participant's Date of Termination occurs by reason of Retirement or Early Retirement, the three-year anniversary of such Date of Termination; or

              (d) if the Participant's Date of Termination occurs for reasons other than Retirement, Early Retirement, death or disability, the one year anniversary of such Date of Termination.

         2.6 Settlement of Award. Distribution following exercise of an Option or SAR, and shares of Stock distributed pursuant to such exercise, shall be subject to such conditions, restrictions and contingencies as the Committee may establish. Settlement of SARs may be made in shares of Stock (valued at their Fair Market Value at the time of exercise), in cash, or in a combination thereof, as determined in the discretion of the Committee. The Committee, in its discretion, may impose such conditions, restrictions and contingencies with respect to shares of Stock acquired pursuant to the exercise of an Option or an SAR as the Committee determines to be desirable.

                                    SECTION 3

                               OTHER STOCK AWARDS

         3.1 Definition. A Stock Award is a grant of shares of Stock or of a right to receive shares of Stock (or their cash equivalent or a combination of both) in the future.

         3.2 Restrictions on Stock Awards. Each Stock Award shall be subject to such conditions, restrictions and contingencies as the Committee shall determine. These may include continuous service and/or the achievement of performance measures. The performance measures that may be used by the Committee for such Awards shall be measured by revenues, income, or such other criteria as the Committee may specify. The Committee may designate a single goal criterion or multiple goal criteria for performance measurement purposes, with the measurement based on absolute Company or business unit performance and/or on performance as compared with that of other publicly-traded companies.

                                    SECTION 4

                          OPERATION AND ADMINISTRATION

         4.1 Effective Date. The Plan is subject to the approval of the shareholders of the Company at the Company's next annual meeting of its shareholders; therefore the Plan shall be effective as of the date such approval is obtained (the "Effective Date"). The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that, to the extent required by the Code, no Incentive Stock Options may be granted under the Plan on a date that is more than ten years from the date the Plan is approved by shareholders.

         4.2  Shares Subject to Plan.

              (a)    (i)      Subject to the following provisions of this
                              subsection 4.2, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be 3,200,000.

                     (ii) Any shares of Stock granted under the Plan that are forfeited because of the failure to meet an Award contingency or condition shall again be available for delivery pursuant to new Awards granted under the Plan. To the extent any shares of Stock covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited or cancelled, or the shares of Stock are not delivered because the Award is settled in cash, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

                     (iii) If the Exercise Price of any stock option granted under the Plan is satisfied by tendering shares of Stock to the Company (by either actual delivery or by attestation), only the number of shares of Stock issued net of the shares of Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

                     (iv) Shares of Stock delivered under the Plan in settlement, assumption or substitution of outstanding awards (or obligations to grant future awards) under the plans or arrangements of another entity shall not reduce the maximum number of shares of Stock available for delivery under the Plan, to the extent that such settlement, assumption or substitution is a result of the Company or a Related Company acquiring another entity (or an interest in another entity).

              (b) Subject to paragraphs 4.2(a) and 4.2(c), the following additional maximums are imposed under the Plan.

                     (i) The maximum number of shares of Stock that may be issued by Options intended to be Incentive Stock Options shall be 3,200,000 shares.

                     (ii) The maximum number of shares of Stock that may be issued in conjunction with Awards granted pursuant to Section 3 (relating to Stock Awards) shall be 3,200,000 shares.

                     (iii) The maximum number of shares that may be covered by Awards granted to any one individual pursuant to Section 2 (relating to Options and SARs) shall be 500,000 shares during any consecutive 12 month period.

                     (iv) The maximum payment that can be made for awards granted to any one individual pursuant to
                              Section 3 (relating to Stock Awards) shall be $500,000 for any single or combined performance goals established for any fiscal year. If an Award granted under Section 3 is, at the time of grant denominated in shares, the value of the shares of Stock for determining this maximum individual payment amount will be the Fair Market Value of a share of Stock on the first day of the applicable performance period.

              (c) In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee may adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include adjustment of:
                   (i) the number and kind of shares which may be delivered under the Plan; (ii) the number and kind of shares subject to outstanding Awards; and (iii) the Exercise Price of outstanding Options and SARs; as well as any other adjustments that the Committee determines to be equitable.

         4.3 Limit on Distribution. Distribution of shares of Stock or other amounts under the Plan shall be subject to the following:

              (a) Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

              (b) To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

         4.4 Tax Withholding. Whenever the Company proposes, or is required, to distribute Stock under the Plan, the Company may require the recipient to remit to the Company an amount sufficient to satisfy any Federal, state and local tax withholding requirements prior to the delivery of any certificate for such shares or, in the discretion of the Committee, the Company may withhold from the shares to be delivered shares sufficient to satisfy all or a portion of such tax withholding requirements. Whenever under the Plan payments are to be made in cash, such payments may be net of an amount sufficient to satisfy any Federal, state and local tax withholding requirements.

         4.5 Payment in Shares. Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Related Company, including the plans and arrangements of the Company or a Related Company acquiring another entity (or an interest in another entity).

         4.6 Dividends and Dividend Equivalents. An Award may provide the Participant with the right to receive dividends or dividend equivalent payments with respect to Stock which may be either paid currently or credited to an account for the Participant, and may be settled in cash or Stock as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents.

         4.7 Payments. Awards may be settled through cash payments, the delivery of shares of Stock, the granting of replacement Awards, or any combination thereof as the Committee shall determine. Any Award settlement, including payment deferrals, may be subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Stock equivalents.

         4.8 Transferability. Except as otherwise provided by the Committee, Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution.

         4.9 Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

         4.10 Agreement With Company. At the time of an Award to a Participant under the Plan, the Committee may require a Participant to enter into an agreement with the Company (the "Agreement") in a form specified by the Committee, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe.

         4.11  Limitation of Implied Rights.

               (a) Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company or any Related Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Related Company, in their sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Related Company. Nothing contained in the Plan shall constitute a guarantee that the assets of such companies shall be sufficient to pay any benefits to any person.

               (b) The Plan does not constitute a contract of employment, and selection as a Participant will not give any employee the right to be retained in the employ of the Company or any Related Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any right as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

         4.12 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

         4.13 Action by Company or Related Company. Any action required or permitted to be taken by the Company or any Related Company shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of the Company.

         4.14 Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

         4.15 Change of Control. In the event of a Change of Control, any Award granted under the Plan shall become exercisable except to the extent (i) the Award otherwise provides or (ii) the exercisability of any such Award will result in an "excess parachute payment" within the meaning of Section 280G of the Code, as determined by the Committee based on information available to it at said time.

         4.16 Liability for Cash Payment. Each Related Company shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Related Company by the Participant. Any disputes relating to liability of a Related Company for cash payments shall be resolved by the Committee.

         4.17 Governing Law. This Plan and all awards made and actions taken hereunder shall be governed by and construed in accordance with the laws of the State of Georgia, excluding its conflict of law provisions.

                                    SECTION 5

                                    COMMITTEE

         5.1 Administration. The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the "Committee") in accordance with this Section 5.

         5.2 Selection of Committee. The Committee shall be selected by the Board, and shall consist of two or more members of the Board and may consist of the entire Board.

         5.3 Powers of Committee. The authority to manage and control the operation and administration of the Plan shall be vested in the Committee, subject to the following:

              (a) Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Persons those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Section 6) to cancel or suspend Awards. In making such Award determinations, the Committee may take into account the nature of services rendered by the individual, the individual's present and potential contribution to the Company's success and such other factors as the Committee deems relevant.

              (b) Subject to the provisions of the Plan, the Committee will have the authority and discretion to determine the extent to which Awards under the Plan will be structured to conform to the requirements applicable to performance-based compensation as described in Code section 162(m), and to take such action, establish such procedures, and impose such restrictions at the time such Awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements.

              (c) The Committee will have the authority and discretion to establish terms and conditions of awards as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

              (d) The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

              (e) Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding.

              (f) In controlling and managing the operation and administration of the Plan, the Committee shall act by a majority of its then members, by meeting or by writing filed without a meeting. The Committee shall maintain and keep adequate records concerning the Plan and concerning its proceedings and acts in such form and detail as the Committee may decide.

         5.4 Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stockexchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

         5.5 Information to be Furnished to Committee. The Company and Related Companies shall furnish the Committee with such data and information as may be required for it to discharge its duties. The records of the Company and Related Companies as to an employee's or Participant's employment (or other provision of services), termination of employment (or cessation of the provision of services), leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

                                    SECTION 6

                            AMENDMENT AND TERMINATION

         6.1 Board of Directors. The Board may, at any time, amend or terminate the Plan, provided that, subject to subsection 4.2 (relating to certain adjustments to shares), no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; provided, however, that the Board may not amend the provisions of Section 2.2 hereof to reduce the minimum Exercise Price, nor may the Board increase the number of shares reserved under the Plan, unless it obtains shareholder approval. Subject to the foregoing, the Board shall have broad authority to amend the Plan to take into account changes in applicable securities and tax laws and accounting rules, as well as other developments.

         6.2 Committee. The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to subsection
4.2 (relating to certain adjustments to shares) no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Committee.

                                    SECTION 7

                                  DEFINED TERMS

         7.1 For purposes of the Plan, the terms listed below shall be defined as follows:

              (a) Award. The term "Award" shall mean any award or benefit granted to any Participant under the Plan, including, without limitation, the grant of Options, SARs, and Stock Awards.

              (b) Board. The term "Board" shall mean the Board of Directors of the Company.

              (c)   Change of Control.  The term "Change of Control" shall mean:

                    (i) Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Company shareholders, was approved by a vote of at least a majority of the directors than comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any individual whose initial assumption of such directorship shall occur as a result of either an actual or threatened election contest (as such terms are used in Section 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "Exchange Act")) or other actual or threatened solicitation of proxies by or on behalf of any individual, entity or group other than the Board;

                    (ii) The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, of beneficial ownership (as defined in that certain Shareholder Protection Rights Agreement dated as of December 20, 1996 between the Company and SunTrust Bank, as such agreement may be modified or amended from time to time) of 15% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the outstanding voting securities of the Company entitled to vote generally in the election of directors unless the Incumbent Board determines that such transaction shall not constitute a "change of control" hereunder;

                    (iii) If there occurs any merger or consolidation of the
                          Company with or into any other corporation or entity (other than a wholly-owned subsidiary of the Company) unless the Incumbent Board determines that such transaction shall not constitute a change of control hereunder; or

                    (iv) There occurs a sale or disposition by the Company of all or substantially all of the Company's assets.

              (d) Code. The term "Code" means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

              (e) Date of Termination. The term "Date of Termination" shall mean the date on which a Participant is no longer actively employed by the Company or any Related Company unless such date occurs by reason of a leave of absence approved the Committee in which event the "Date of Termination" shall occur upon expiration of such approved leave of absence without the prior return of such Participant to such active employment status.

              (f) Early Retirement. The term "Early Retirement" shall mean retirement, with the express written consent of the Company, approved by the Committee, of a participant from active employment with the Company and any Related Company.

              (g) Eligible Person. The term "Eligible Person" shall mean any employee of the Company or a Related Company, any director of the Company, and any consultant or other person providing key services to the Company or a Related Company.

              (h) Fair Market Value. For purposes of determining the "Fair Market Value" of a share of Stock, the following rules shall apply:

                    (i) If the Stock is at the time listed or admitted to trading on any stock exchange (including the NASDAQ National Stock Market), then the "Fair Market Value" shall be the closing sale price of the Stock on the date in question on the principal exchange on which the Stock is then listed or admitted to trading. If no reported sale of Stock takes place on the date in question on the principal exchange, then the reported closing asked price of the Stock on such date on the principal exchange shall be determinative of "Fair Market Value."

                    (ii) If the Stock is not at the time listed or admitted to trading on a stock exchange, the "Fair Market Value" shall be the mean between the lowest reported bid price and highest reported asked price of the Stock on the date in question in the over-the-counter market, as such prices are reported in a publication of general circulation selected by the Committee and regularly reporting the market price of Stock in such market.

                    (iii) If the Stock is not listed or admitted to trading on any stock exchange or traded in the over-the-counter market, the "Fair Market Value" shall be as determined in good faith by the Committee.

              (i) Permanent Disability. The term "Permanent Disability" means the physical or mental condition of a Participant which renders a Participant incapable of continuing his customary employment with the Company. The Permanent Disability of a Participant will be determined by the Committee. In any event, Permanent Disability status shall be determined in accordance with the requirements of Section 22(e)(3) of the Code.

              (j) Related Company. The term "Related Company" means any subsidiary of the Company, and any business venture in which the Company has a significant interest, as determined in the discretion of the Committee.

              (k) Retirement. The term "Retirement" shall mean retirement from active employment with the Company and any Related Company on or after age 65.

              (l) Stock. The term "Stock" shall mean shares of common stock of the Company.

                                    SECTION 8

                           UNFUNDED STATUS OF THE PLAN

         8.1 The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or optionee by the Company, nothing contained herein shall give any such Participant or optionee any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or payments in lieu of or with respect to awards hereunder; provided, however, that, unless the Committee otherwise determines with the consent of the affected Participant, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan.

                              PROXY SOLICITED FOR
                       ANNUAL MEETING OF SHAREHOLDERS OF
                            ISOLYSER COMPANY, INC.
                            TO BE HELD MAY 23, 2002

   The undersigned hereby appoints Dan R. Lee, James Michael Mabry, and Roger
G. Wilson and each of them, with full power of substitution, proxies to represent and vote, as indicated below, all of the shares of Common Stock of Isolyser Company, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held May 23, 2002, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged, and upon any other business that may properly come before the meeting or any adjournment. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

   The Board of Directors recommends a vote FOR proposals 1 and 2.

1. ELECTION OF DIRECTORS:

[_]  FOR the election as directors of all nominees listed below    [_]  WITHHOLD AUTHORITY to vote for all nominees
     (except as marked to the contrary below)                           listed below

     Gene R. McGrevin Kenneth F. Davis  Gene R. McGrevin Kenneth F. Davis
     Dan R. Lee       John E. McKinley  Dan R. Lee       John E. McKinley
     Rosdon Hendrix   Ronald L. Smorada Rosdon Hendrix   Ronald L. Smorada

(INSTRUCTION: To withhold authority to vote for any of the above listed nominees, please strike through that individual's name.)

   2. Approval of amendment of the Company's 1999 Long-Term Incentive Plan increasing the number of shares for the award of stock options and other stock awards to 3,200,000


             [_] FOR            [_] AGAINST            [_] ABSTAIN

   THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR AND "FOR" THE AMENDMENT TO THE 1999 LONG-TERM INCENTIVE PLAN.

                                                  DATED: __________, 2002

                                                  ------------------------------

                                                  ------------------------------
                                                  Signature of Shareholder

                                                  Please sign exactly as your
                                                  name or names appear hereon.
                                                  Where more than one owner is
                                                  shown, each should sign.
                                                  Persons signing in a
                                                  fiduciary or representative
                                                  capacity shall give full
                                                  title. If this proxy is
                                                  submitted by a corporation,
                                                  please sign in full corporate
                                                  name by authorized person.


   Please mark, sign, date and return this proxy card promptly, using the enclosed envelope.